UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2018

MEREDITH CORPORATION

(Exact name of registrant as specified in its charter)

Iowa	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa	50309-3023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (515) 284-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amended Deed of Guarantee

On January 31, 2018, in connection with the closing of the acquisition by Meredith Corporation (“Meredith”) of Time Inc. (“Time”), Meredith entered into a Deed of Guarantee (“Original Deed of Guarantee”) in relation to the IPC Media Pension Scheme (the “IPC Plan”). The IPC Plan is a defined benefit pension plan that, until the completion of the TIUK Sale (as defined and discussed in Item 2.01 below), was sponsored by Time Inc. (UK) Ltd (“TIUK”), one of Time’s U.K. subsidiaries. Prior to completion of its acquisition by Meredith, Time guaranteed all obligations of the statutory employers under the IPC Plan. Under the Original Deed of Guarantee, Meredith was substituted for Time as the parent guarantor. In connection with the completion of the TIUK Sale, Meredith entered into an Amended and Restated Deed of Guarantee (the “Amended Deed of Guarantee”) in relation to the IPC Plan to make certain amendments to the Original Deed of Guarantee, and with effect from completion of the TIUK Sale, International Publishing Corporation Limited (the “Sponsor”), another of Time’s U.K. subsidiaries, was substituted for TIUK as the sole sponsor under the IPC Plan. As a result, effective upon completion of the TIUK Sale, Meredith has agreed that TIUK was discharged from, and has agreed to indemnify TIUK from, all its former contractual obligations in relation to the IPC Plan.

Under the assumptions used in the most recent triennial valuation (as at April 5, 2015), which are more conservative than the assumptions used to determine a pension plan’s funded status in accordance with accounting principles generally accepted in the United States, the IPC Plan was deemed to be underfunded at that time by approximately £156 million. The scheduled date of the next triennial valuation is as of April 5, 2018.

Under the terms of the Amended Deed of Guarantee, Meredith guarantees all obligations of the Sponsor under the IPC Plan, including the payment obligations described below, as well as the Sponsor’s obligation to fund the IPC Plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the IPC Plan) under certain circumstances. Specifically, Meredith would be required to deposit the buyout deficit into escrow if its debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default (a “Major Debt Acceleration”) or if a Covenant Breach were to occur (as described below). Meredith would be permitted to recoup the escrowed funds under certain circumstances. However, if Meredith or the Sponsor were to become insolvent, or if a Major Debt Acceleration were to occur (without being promptly cured), any escrowed funds would be immediately contributed into the IPC Plan and Meredith would be obligated to immediately contribute into the IPC Plan any shortfall in the buyout deficit amount.

Under the Original Deed of Guarantee, Meredith would also have been required to deposit the buyout deficit into escrow if Meredith were to experience a drop in its credit ratings below certain levels. The credit rating trigger was removed in the Amended Deed of Guarantee. In connection with the completion of the TIUK Sale and entering into the Amended Deed of Guarantee to remove the credit rating trigger, Meredith contributed £60 million in cash into the IPC Plan and delivered a surety bond in the amount of £85 million for the benefit of the IPC Plan trustee. The surety bond secures Meredith’s obligation to contribute the buyout deficit into the IPC Plan if Meredith or the Sponsor were to become insolvent. Meredith is currently obligated to provide the surety bond or other acceptable security in the amount of the buyout deficit (up to £85 million) as calculated annually.

Had Meredith been required to fund the buyout deficit on December 31, 2017, the amount would have been approximately £277 million. As of March 15, 2018, after giving effect to the £60 million contribution and certain other assumptions, the amount would have been approximately £206.7 million. The amount of the buyout deficit changes daily and is determined by many factors, including but not limited, to changes in the fair value of the IPC Plan assets and liabilities and interest rates.

Also in connection with the completion of the TIUK Sale and entering into the Amended Deed of Guarantee to remove the credit rating trigger, Meredith agreed that the same subsidiaries of Meredith that guarantee Meredith’s 6.875% Senior Notes due 2026 (the “2026 Notes”) would guarantee the obligations of Meredith under the IPC Plan on a pari passu basis with the obligations under the 2026 Notes. In addition, Meredith agreed to incorporate the terms of certain covenants under the Indenture governing the 2026 Notes into the IPC Plan effective as of March 15, 2018. If a breach of such covenants by Meredith or the subsidiary guarantors occurs (after certain notice and cure periods) (a “Covenant Breach”), Meredith would be required to deposit the buyout deficit (less the amount of the surety bond or other acceptable security) into escrow as described above.

Under the terms of the IPC Plan and the Amended Deed of Guarantee, the following cash contributions are required by the Sponsor to the IPC Plan:

(1)	£917,000 monthly until the Gilts Flat Confirmation Date (as defined in the Amended Deed of Guarantee and being broadly when there is no deficit when calculated using the Agreed Assumptions (as defined in the Amended Deed of Guarantee) and the investment strategy is consistent with the “Gilts +0.5% pa” strategy detailed in Schedule 2 of the Amended Deed of Guarantee);

(2)	if on November 25, 2021 there is a deficit when calculated using the Agreed Assumptions (but with the addition of 50 basis points to the “gilts discount rate” (i.e., the prevailing rate on bonds issued by the UK Government (“gilts”)), a contribution to eliminate 100% of the deficit;

(3)	if on November 25, 2025 there is a deficit calculated using the Agreed Assumptions, a contribution equal to 50% of that deficit;

(4)	if on November 25, 2026 there is a deficit calculated using the Agreed Assumptions, a contribution equal to 50% of that deficit; and

(5)	if on November 25, 2027 there is still a deficit calculated using the Agreed Assumptions, a contribution equal to 100% of that deficit.

The foregoing description of the Amended Deed of Guarantee does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Deed of Guarantee, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 15, 2018, pursuant to the terms of the Sale and Purchase Agreement dated February 23, 2018, (the “Agreement”) by and among IPC Magazines Holdings Limited (the “Seller”), Time, acting as guarantor, Sapphire Bidco Limited (the “Purchaser”), indirectly owned by Epiris Fund II (which is advised by Epiris LLP), and TIUK, Meredith completed the sale to the Purchaser of all issued shares of TIUK and TIUK’s subsidiaries and other companies in which TIUK has any interest (the “TIUK Sale”) for an aggregate cash purchase price of £106 million, subject to certain purchase price adjustments.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. Pro forma financial information with respect to the TIUK Sale is provided in Item 9.01 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

Unaudited pro forma consolidated financial statements and accompanying notes of Meredith and its subsidiaries to give effect to the transaction described under Item 2.01 are included in Exhibit 99.1 filed herewith and incorporated by reference into this Item 9.01.

(d) Exhibits.

Exhibit Number	Description

2.1 †*	Sale and Purchase Agreement dated February 23, 2018, by and among IPC Magazines Holdings Limited, Time Inc., Sapphire Bidco Limited and Time Inc. (UK) Ltd

10.1	Amended and Restated Deed of Guarantee in Relation to the IPC Media Pension Scheme, dated as of March 15, 2018, by and among Meredith Corporation, IPC Media Pension Trustee Limited and International Publishing Corporation Limited

99.1	Pro Forma Financial Information

†	Confidential treatment has been requested for certain portions omitted from this exhibit (indicated by asterisks) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The confidential portions of this exhibit have been separately filed with the Securities and Exchange Commission.
*	Meredith has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission copies of any of the omitted schedules and exhibits upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEREDITH CORPORATION

/s/ John Zieser
John Zieser
Chief Development Officer, General Counsel

Date: March 21, 2018